Exhibit 4.6

Office Lease Agreement

Parties to the Agreement:

Landlord: [Party A]

Tenant: Taiwan Branch of Cordyceps Sunshine Biotech Holdings Co., Ltd. [Party B]

In consideration of the leasing of the premises, the Parties hereby agree to the following terms and conditions:

Article 1. Lease Premises

The leased premises, hereinafter referred to as the “Leased Premises,” are located at 6F, No. 15, Lane 548, Ruiguang Road, Neihu District, Taipei City. The permitted use of the Leased Premises includes warehouse, product display, and office purposes.

Article 2. Lease Term

The lease term shall commence on September 1st 2024 and shall expire on August, 31th 2025

Article 3. Rent and Management Fee Payment

1. The monthly rent under this Agreement is NT$146,000 (inclusive of tax). The rent shall remain unchanged throughout the lease term.

2. The monthly management fee is NT$14,600 (exclusive of tax).

3. Rent and management fees are due on the 1st day of each month and shall be paid via bank transfer to the landlord’s account.

Article 4. Security Deposit

The security deposit for this Agreement is NT$292,000. Upon termination of the lease and vacation of the premises by the tenant, the entire security deposit shall be returned to the tenant without interest.

Article 5. Equipment

The landlord shall provide equipment to the tenant in compliance with safety standards and shall perform regular maintenance.

Article 6. Maintenance, Repair, and Modification

1. When modification of the premises is necessary, the tenant shall obtain the landlord’s consent before proceeding, ensuring no damage to the original structure.

2. The landlord shall be responsible for repairs due to natural wear and tear, safety concerns, or disaster damage. If the landlord fails to make repairs within the specified time, the tenant may proceed with repairs at the landlord’s expense.

Article 7. Utility Fees, Management Fees, and Taxes

1. The tenant shall bear utility fees, management fees, and other necessary expenses incurred during the lease term. Property tax shall be borne by the landlord.

2. The tenant shall pay the management fee of NT$100 per ping per month.

3. Except for the land value tax and other taxes and fees that are legally required to be borne by Party A, any increase in taxes resulting from the lease relationship after the property is rented shall still be borne by Party A.

Article 8. Termination of the Contract

1. Upon termination of the lease, the landlord shall return the security deposit to the tenant, and the tenant shall return the premises to the landlord in its original condition.

2. Either party wishing to terminate the contract before its expiration must obtain the other party’s consent and provide two months’ notice in advance.

Article 9. Property Rights Guarantee

The landlord guarantees clear ownership of the leased premises. In the event of a dispute arising from the lease, the landlord shall be responsible for resolving it.

Article 10. Communication Address

All communications between the parties shall be in writing. Any change of address shall be promptly notified in writing to the other party.

Article 11. Governing Law and Jurisdiction

This Agreement shall be governed by the laws of the Republic of China. Any disputes arising from this Agreement shall be resolved by the Taipei District Court.

Article 12. Miscellaneous Provisions

1. The landlord shall notify the tenant two months in advance of the lease expiration for renewal. The tenant shall not sublease, lend, or transfer the premises without the landlord’s consent.

2. Upon termination of the lease, the tenant shall return the premises and shall not claim any rights to remain on the premises.

3. The tenant shall comply with all legal requirements and shall not use the premises for illegal purposes or store items that affect public safety.

4. Any modifications or repairs to the premises shall require the landlord’s prior consent, without violating building regulations.

5. In the event that the house requires remodeling or repairs, Party B must obtain the consent of Party A before proceeding. However, Party B must not compromise the safety of the original building structure, nor violate any relevant building regulations.

Article 13. Copies of the Agreement

This Agreement is made in triplicate, with each party and the notary each holding one copy for record.

Executed on:

Landlord:

Representative:

Unified Business Number:

Address:

Phone:

Tenant: Taiwan Branch of Cordyceps Sunshine Biotech Holdings Co., Ltd., a Cayman Islands Company

Representative: Szu Hao Huang

Unified Business Number: 90412974

Address: 9F-1, No. 150, Section 1, Zhongxiao East Road, Zhongzheng District, Taipei City

Phone: (02) 2748-9091

Date: August 21,2024